Exhibit 5.1

ROBINSON BRADSHAW& HINSON

August 26, 2008

World Acceptance Corporation
108 Frederick Street
Greenville, South Carolina 29602

Re:	Registration Statement on Form S-8 for World Acceptance Corporation

Ladies and Gentlemen:

We have served as counsel to World Acceptance Corporation, a South Carolina corporation (the “Company”) in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to up to 1,000,000 shares of the Company’s common stock, no par value per share (the “Shares”) that may be issued by the Company pursuant to the World Acceptance Corporation 2008 Stock Option Plan (the “Plan”). The Registration Statement also registers any additional shares that become issuable under the Plan as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Company’s common stock.

In so acting as counsel to the Company, we have examined the Registration Statement, and we have also examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.  In giving the opinion set forth below, we have assumed that the Shares will continue to be duly and validly authorized on each date on which Shares are issued to participants pursuant to the terms of the Plan and that upon issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue. The opinion expressed below is limited to the South Carolina Business Corporation Act, and we do not express any opinion herein concerning any other law. We disclaim any undertaking to revise or supplement this opinion to take account of any changes in the facts stated or assumed herein or changes in applicable laws or interpretations thereof subsequent to the issuance of this opinion on the date hereof.

Based upon the foregoing and subject to the conditions set forth herein, it is our opinion that the Shares have been duly authorized by the Company and, if and when originally issued against receipt of the consideration for which authorized in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

Attorneys at Law
101 North Tryon Street, Suite 1900, Charlotte, NC 28246
Charlotte, NC    Chapel Hill, NC    Rock Hill, SC
www.rbh.com

ROBINSON BRADSHAW& HINSON

World Acceptance Corporation
August 26, 2008

This opinion is being furnished to you in connection with the filing of the Registration Statement, solely for your benefit. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Robinson, Bradshaw & Hinson, P.A.

ROBINSON, BRADSHAW & HINSON, P.A.